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                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT
                            ------------------------

         This Asset Purchase Agreement ("Agreement") is entered into as of the 30th day of April, 1998, by and among New Horizons Computer Learning Center of Memphis, Inc., a Tennessee corporation ("Seller"), David Weinstein, Stanley Graber, Joel W. Brown, and Robert J. Hussey III, the shareholders of Seller (the "Shareholders"), New Horizons Computer Learning Center of Memphis, Inc., a Delaware corporation ("Buyer"), and New Horizons Worldwide, Inc., a Delaware corporation ("New Horizons").

                                    RECITALS:
                                    ---------

         A. Seller is engaged in the business of providing computer training services to organizations and individuals in and around the Memphis, Tennessee area as a franchisee of New Horizons Computer Learning Centers, Inc. (the "Business").

         B. The parties desire that Seller sell to Buyer and that Buyer purchase from Seller substantially all of Seller's assets related to the Business upon the terms hereinafter set forth.

                                   AGREEMENTS:
                                   -----------

         In consideration of and in reliance upon the mutual representations, warranties, covenants, obligations and agreements contained herein, the parties agree as follows:


1.       PURCHASE AND SALE OF ASSETS

         1.1 PURCHASED ASSETS. Seller hereby sells to Buyer, free of all liens, encumbrances, claims and other restrictions of any kind other than the Permitted Encumbrances as defined in Section 4.6 hereof, and Buyer hereby purchases, all of Seller's right, title, and interest in and to all of the properties, assets, and rights owned, used, acquired for use, or arising or existing in connection with the Business, whether tangible or intangible, and whether or not recorded on Seller's books and records, as the same exist at the Closing (as defined below), except for and excluding the Retained Assets provided for in Section 1.2 below ("Purchased Assets"). The Purchased Assets shall include, without limitation, except to the extent same constitute a part of the Retained Assets as set forth in Section 1.2 below, the following:

             (a) The assets of Seller set forth on SCHEDULE 1.1;

             (b) All of Seller's books and records, books of account, files, invoices, accounting records, correspondence, advertising materials, customer lists, supplier lists, catalogs, manuals and other records pertaining to the future conduct of the Business, to any of the other Purchased Assets or to any of the Assumed Liabilities ("Records");

             (c) All software and software licenses, know-how, trade secrets, patents, trademarks, trade names, copyrights (including applications for the foregoing), and all goodwill relating to the Seller ("Intellectual Property");


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             (d) All permits and other governmental authorizations pertaining to the Business, to the extent such authorizations may legally be assigned ("Government Licenses");

             (e) All machinery, equipment, supplies, accessories, furniture, furnishings, office equipment and supplies, fixtures, leasehold improvements and other tangible personal property used or held for use in the conduct of the Business ("Equipment");

             (f) All computer training kits and manuals, course materials and other properties of a similar type used or held for use in the conduct of training courses for customers of the Business ("Inventory");

             (g) All accounts and notes receivable, and other rights to receive payment, from customers, employees or others arising from the conduct of the Business ("Receivables");

             (h) All prepayments, deposits, claims for refund and prepaid expenses relating to the Business or any Transferred Asset or the Assumed Liabilities ("Prepaid Items");

             (i) All claims, choses in action and other rights against third persons arising out of or relating to the Business or to any Transferred Asset or the Assumed Liabilities, and all goodwill of the Business ("Other Intangibles"); and

             (j) All rights of Seller arising in connection with any of the agreements and contracts listed on SCHEDULE 4.15 hereto ("Material Contracts"), and all of the following contracts and agreements ("Ordinary Course of Business Contracts"): telephone listings, utility agreements, routine maintenance contracts, office equipment rental agreements, outstanding purchase orders for goods and services acquired in the ordinary course of the Business, and club membership agreements entered into the ordinary course of the Business (the Material Contracts and Ordinary Course of Business Contracts being together herein called the "Assigned Contracts").

         1.2 RETAINED ASSETS. Seller shall retain, Buyer shall not purchase, and there shall be excluded from the Purchased Assets, all right, title and interest of the Seller in and to any of the following ("Retained Assets"):

             (a) Rights of Seller arising under this Agreement;

             (b) Seller's corporate minute books, stock records, and tax returns or other similar corporate books and Records relating to the Business or to the negotiation and consummation of the transactions provided for in this Agreement, and those Records originals of which Seller is required to maintain under applicable law;

             (c) All Prepaid Items, Records, intangible rights and contract rights relating to any Retained Assets or to any liability, indebtedness or obligation of the Seller not comprising a part of the Assumed Liabilities (as defined in Section 2.1 below);


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             (d) All Receivables due from any of those corporations and limited liability companies owned by the Shareholders and identified on SCHEDULE 1.2(d) hereto ("Shareholder Affiliates");

             (e) All rights of Seller arising under any agreements and contracts, other than the Assigned Contracts; and

             (f) Any other assets of Seller that are set forth on SCHEDULE 1.2(f) hereto.


2.       ASSUMPTION OF CERTAIN LIABILITIES OF SELLER

         2.1 ASSUMED LIABILITIES. On the Closing Date, Buyer agrees to assume and thereafter pay, perform and discharge, and hereby assumes the following liabilities, obligations, undertakings and commitments of Seller related to the Business as of the Closing Date (collectively, "Assumed Liabilities"):

             (a) Seller's trade accounts payable and accrued liabilities and expenses reflected on the March Balance Sheet (as defined in Section 4.3 below), or thereafter incurred in the ordinary course of the Business consistent with past practices, except for those items set forth on SCHEDULE 2.1(a) (such liabilities being sometimes referred to herein as the "Assumed Balance Sheet Liabilities");

             (b) All liabilities, obligations, undertakings and commitments existing in respect to any of the Prepaid Items;

             (c) All liabilities, obligations, undertakings and commitments arising under or pursuant to the Assigned Contracts;

             (d) All liabilities, obligations, undertakings and commitments of a type customarily arising in the ordinary course of the Business and not otherwise expressly assumed pursuant to this Section 2.1;

             (e) All liabilities, obligations, undertakings and commitments for accrued vacation and benefits, to the extent reflected on the March Balance Sheet or thereafter accruing in the ordinary course of the Business, consistent with past practice, with respect to employees of the Seller who are hired by Buyer or New Horizons after the Closing hereunder, and all obligations with respect to such employees arising from the undertakings of Buyer or New Horizons set forth in this Agreement; and

             (f) All liabilities, obligations, undertakings and commitments identified on SCHEDULE 2.1(f) hereto.

         2.2 RETAINED LIABILITIES. Neither Buyer nor New Horizons shall assume, nor be

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obligated to pay, perform or abide by, any liabilities, undertakings or commitments of the Seller or Shareholders, other than the Assumed Liabilities ("Retained Liabilities). The fact that any such liability, undertaking or commitment arose in the ordinary course of the Business shall not negate, limit or restrict the rights of Buyer or New Horizons with respect to any breach by Seller or Shareholders of any representation or warranty herein contained. Without limitation and notwithstanding anything to the contrary set forth herein, Seller and Shareholders acknowledge and agree that all liabilities relating to pending or threatened litigation based on conditions existing or events occurring prior to the Closing hereunder shall not be deemed to have arisen in the ordinary course of the Business as conducted by the Seller and are, therefore, Retained Liabilities.


3.       CONSIDERATION AND PURCHASE PRICE

         The consideration payable by Buyer and New Horizons for the Purchased Assets shall consist of the following: (i) the Assumed Liabilities, (ii) the consideration payable at Closing as set forth in Section 3.1 below ("Closing Payment") as may be adjusted based on the Closing Balance Sheet, as set forth in
Section 3.2 below, and (iii) the consideration payable, if any, following the Closing as set forth in Section 3.3 below ("Earn-Out").

         3.1 CLOSING PAYMENT. At the Closing, Buyer and New Horizons shall issue, pay and deliver to or for Seller:

             (a) 104,895 shares of the voting common stock, $.01 par value, of New Horizons ("New Horizons Stock") representing the quotient derived from dividing (i) One Million Five Hundred Thousand Dollars ($1,500,000) by (ii) the average closing price per share of New Horizons Stock as quoted on the NASDAQ Trading System for the 30 trading days ending on the second trading day prior to the Closing Date, provided that the denominator shall not be more than $14.30 per share, nor less than $11.70 per share.

             (b) Three Million Seven Hundred Seventy-Four Thousand Dollars ($3,774,000) payable by wire transfer of immediately available funds to an account designated by Seller.

             (c) Two Hundred Thousand Dollars ($200,000) in immediately available funds shall be deposited by means of wire transfer into an escrow account ("Escrow Account") with a financial institution acceptable to Buyer and Seller ("Escrow Agent"), upon the terms and conditions set forth in the escrow agreement attached hereto as EXHIBIT A. The amount so deposited (together with all interest and dividends earned thereon, the "Escrow") shall be held in the Escrow Account pending final determination of the Balance Sheet Adjustment (as defined and determined below), if any.

         3.2 BALANCE SHEET ADJUSTMENT. (a) PREPARATION OF CLOSING BALANCE SHEET. As soon as practicable after the Closing, Seller will cause its independent accountants to prepare a balance sheet as of April 30, 1998 (the "Closing Balance Sheet") reflecting all Purchased Assets and

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Assumed Balance Sheet Liabilities. The Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles ("GAAP") on an accrual basis and consistent with Seller's balance sheet as of December 31, 1997 included as part of SCHEDULE 4.3(a) hereto. Notwithstanding that such may not be consistent with the foregoing requirements, the Closing Balance Sheet need not include (x) Inventories based on a physical count, or (y) footnotes customarily required. Based on the Closing Balance Sheet, Seller will also cause its independent accountants to prepare a written calculation of the amount by which Net Working Capital (as defined below) is greater or less than One Hundred Seventy-Nine Thousand Dollars ($179,000) ("Net Working Capital Adjustment") and Net Worth (as defined below) is greater or less than Three Hundred Ninety-Three Thousand Dollars ($393,000) ("Net Worth Adjustment").

             (b) BALANCE SHEET ADJUSTMENT. As used herein the "Balance Sheet Adjustment" shall mean: (i) where the Net Working Capital Adjustment and Net Worth Adjustment are both negative amounts, the most negative of such amounts;
(ii) where either the net Working Capital Adjustment or Net Worth Adjustment is a positive amount and the other is a negative amount, the amount resulting from netting such amounts if negative, otherwise zero; or (iii) where the Net Working Capital Adjustment and Net Worth Adjustment are both positive amounts, zero.

             (c) RESOLUTION OF DISPUTES. Seller will deliver to Buyer and New Horizons the Closing Balance Sheet and the Balance Sheet Adjustment calculation not later than May 31, 1998, together with a written certification that such have been prepared and calculated in accordance herewith. Thereafter, Buyer's Chief Financial Officer and Buyer's independent accountants will conduct a review of these items, and Buyer will notify Seller in writing not later than June 30, 1998, as to whether they are acceptable to Buyer. If Buyer objects to the Balance Sheet Adjustment, Buyer's notification to Seller shall specify the matters to which Buyer objects and the amount of the Balance Sheet Adjustment which Buyer believes to be correct. If Buyer and Seller are able to resolve their dispute within fifteen (15) days after Buyer's objection is delivered to Seller, the Balance Sheet Adjustment so agreed upon will become final and binding on the parties. If Buyer and Seller are unable to resolve their dispute within fifteen (15) days after Buyer's objection is delivered to Seller, the dispute will be resolved by Arthur Andersen & Co. LLP (or, if such firm declines to act, by a nationally recognized public accounting firm mutually agreed upon by Buyer and Seller and, if Buyer and Seller are unable to so agree within five
(5) days after the end of the 15-day period, then Buyer and Seller shall each select a firm and such firms shall jointly select a third firm to resolve the disputed matters). The firm so selected is herein called the "Independent Accountants". The Independent Accountants will be instructed to perform their services as expeditiously as possible and the resolution of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared by Buyer and Seller in inverse proportion to the respective amounts of the disputed matters which are resolved in its favor.

             (d) PURCHASE PRICE ADJUSTMENT. If the Balance Sheet Adjustment is not a negative amount, the Escrow shall be released in full to Seller, and the consideration specified in Section 3.1(b) shall be deemed increased accordingly. If the Balance Sheet Adjustment is a negative amount, Seller will refund to Buyer the Balance Sheet Adjustment from the funds in the


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Escrow or delivered at Closing (or a combination of both), and the consideration specified in Section 3.1(b) and Section 3.1(c) shall be deemed reduced accordingly. Any post-closing refund provided for under this Section 3.2(d) will be made not more than ten (10) business days after the Balance Sheet Adjustment becomes final as contemplated by Section 3.2(c) hereof.

         3.3 EARN-OUT. As additional consideration for the Purchased Assets, Seller shall be entitled to receive (i) with respect to the twelve month period ending April 30, 1999, an amount equal to three times the amount by which EBIT from Buyer's operation of the Business, and all other businesses owned directly or indirectly by New Horizons which are managed by either of David Weinstein or Robert J. Hussey, III, for such period exceeds One Million Three Hundred Thousand Dollars ($1,300,000) ("Baseline EBIT"), if any, (ii) with respect to the twelve month period ending April 30, 2000, an amount equal to three times the amount by which EBIT from Buyer's operation of the Business for such period exceeds Baseline EBIT, and (iii) with respect to the twelve month period ending April 30, 2001, an amount equal to three times the amount by which EBIT from Buyer's operation of the Business for such period exceeds the higher of the Baseline EBIT and the average of the EBIT for the preceding two (2) twelve month periods ("Earn Out Payments"). Any Earn Out Payments shall be paid within ninety
(90) days of the end of the twelve month period for which such Earn Out Payment is earned by wire transfer of such Earn-Out Payment to an account designated by Seller or to accounts designated by all of the Shareholders. Notwithstanding the foregoing, the period of time during which any Earn Out Payment may be earned shall be extended by an amount of time equal to any periods of time during which, due to FORCE MAJEURE, the Business is rendered incapable of operating at substantially that level previously existing. For purposes of this Section 3:

             "EBIT" shall be the amount determined from Buyer's financial statements for the Business prepared in accordance with GAAP, and consistent with the New Horizons Methodology (as described on SCHEDULE 3.3), by adding to the net income or loss of the Business (i) the total of all federal, state, local and foreign tax expense with respect to income; (ii) the total of all interest expense with respect to indebtedness for borrowed money (including capitalized leases and purchase money financing) net of interest income; and
(iii) the amortization of all intangibles and the deduction of any costs resulting from or attributable to the transactions contemplated by this Agreement. In computing the net income or loss of the Business for such purposes:

             (A) The net income or loss of the Business will reflect net revenues attributable to training provided by the Business to national or major accounts which contract for services with New Horizons or its affiliates, based on pricing rates which prevail from time to time.

             (B) No intercompany administrative, accounting or overhead charges shall be made against the Business; PROVIDED that Buyer, New Horizons, or an affiliate of either entity may charge to the Business the reasonable cost of providing (i) services which replace those historically provided by Persons directly employed in the Business, or (ii) services which are provided to the Business which are in addition to those historically provided by New Horizons to its franchisees.


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             (C) Royalties that would have been payable (in the absence of this
Agreement) by Seller to New Horizons Computer Learning Centers, Inc. under that certain Franchise Agreement dated July 21, 1993 ("Franchise Agreement"), as well as royalties that would have been payable related to the Seller's sale of ancillary products under the agreements described on Schedule 3.3(C) (the "Ancillary Agreements") shall be deducted from income.

             (D) In determining the amount of revenues for which royalties would have been payable by Seller under the Franchise Agreement or the Ancillary Agreements, up to $50,000 of revenues related to consulting services described on Schedule 3.3(D), provided by Seller or any of the Shareholders shall be excluded.

             "Net Working Capital" means those assets of the Business consisting of "current assets" (as determined under GAAP) less those liabilities related to the Business consisting of "current liabilities" (as determined under GAAP), but excluding the Retained Assets and Retained Liabilities.

             "Net Worth" means the assets of the Business less total liabilities of the Business, determined in accordance with GAAP, but excluding the Retained Assets and Retained Liabilities.

         3.4 PURCHASE PRICE ALLOCATION. For purposes hereof "Purchase Price" shall mean the sum of the Assumed Balance Sheet Liabilities and the consideration paid pursuant to Sections 3.1, 3.2 and 3.3 hereof. Each of the parties agrees to report the transactions contemplated by this Agreement for federal income and other tax purposes in accordance with the allocation of Purchase Price set forth in SCHEDULE 3.4.


4.       REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS.

         Seller and the Shareholders hereby jointly and severally represent and warrant to Buyer as follows:

         4.1 ORGANIZATION, AUTHORITY AND CAPACITY. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee, is in good standing as a foreign corporation qualified to do business in such other states where the nature of the Business conducted or the character of the assets owned requires such qualification, and has full corporate power and authority to own, lease and operate its assets and properties and, carry on the Business as and where such assets and properties are now owned or leased and as such Business is presently being conducted. Seller and the Shareholders have full power, authority, and legal capacity to execute, deliver, and perform this Agreement in accordance with its terms, and such execution, delivery and performance has been approved by all requisite corporate action by Seller. This Agreement has been duly executed and delivered by Seller and the Shareholders and constitutes the legal, valid and binding obligation of Seller and the Shareholders, enforceable against Seller and the Shareholders in accordance with its terms.


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         4.2 NO CONSENTS OR CONFLICTS. Except as set forth on SCHEDULE 4.2: (a)
no consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or the Shareholders in connection herewith; and (b) neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or the Shareholders in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Seller or the Shareholders, (ii) any material agreement or instrument to which Seller or the Shareholders is a party or by which Seller or any of its assets is bound, or (iii) any provision of the Articles of Incorporation or the By-Laws of Seller.

         4.3 FINANCIAL STATEMENTS. (a) Seller has previously delivered to Buyer Seller's financial statements for the years ended December 31, 1996 and 1997 ("Historical Financial Statements"), and for the three (3) month period ended at, and as of, March 31, 1998, including its balance sheet as of March 31, 1998 (the "March Balance Sheet") (all of the foregoing described financial statements, along with the March Balance Sheet, are hereinafter referred to as the "Seller Prepared Financial Statements" and copies are included in SCHEDULE 4.3(a) hereto).

             (b) The Seller Prepared Financial Statements present fairly Seller's financial position as of the dates indicated and results of operations for the periods indicated, on an accrual basis, consistently applied, except as may be indicated therein or in the notes thereto, or as indicated on SCHEDULE 4.3(b) hereto.

             (c) Included at SCHEDULE 4.3(C) hereto is Seller's March Balance Sheet, and Seller's income statement for the three (3) month and twelve (12) month periods then ended, adjusted to reflect the New Horizons Methodology (the "Adjusted Financial Statements"), and such Adjusted Financial Statements fairly present the financial position of Seller as of March 31, 1998 and the results of its operations for the three (3) months and twelve (12) months then ended on such date.

         4.4 NO LIABILITIES. Seller has no liabilities or obligations of any kind. (accrued, absolute, contingent, known, unknown or otherwise) except (i) as reflected on the March Balance Sheet, (ii) as incurred in the ordinary course of the Business consistent with the requirements of Section 4.5 of this Agreement,
(iii) for the payment, performance and observance of obligations arising under the Assumed Contracts, and (iv) as set forth on SCHEDULE 4.4 or on any other Schedule to this Agreement.

         4.5 NO CHANGES. Except as set forth on SCHEDULE 4.5, since the date of the March Balance Sheet, Seller has operated the Business only in the ordinary course, consistent with past practice, and there has not been any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change, in the assets, liabilities, operating performance, business relationships, or prospects of the Business, and, without limiting the generality of the foregoing, since the date of the March Balance Sheet, there


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has not been with respect to the Business any:

             (a) waiver, release, cancellation or compromise of any debts owed to it or claims or rights against others exceeding $10,000 in the aggregate;

             (b) sale, disposition or subjection to any lien of any assets other than sales or dispositions of Inventory in the ordinary course of business, and other than replacements of assets made in the ordinary course of the Business;

             (c) unusual or novel method of transacting the Business engaged in by Seller or any change in Seller's accounting procedures or practices (except as required by Buyer) or its financial structure;

             (d) any increase in salaries, bonuses or benefits paid or payable to employees, other than increases made on the anniversary dates of employment of employees, which increases have all been consistent with past practices; or

             (e) any material damage, destruction or loss to or of the tangible assets of Seller.

         4.6 TITLE TO PURCHASED ASSETS. Except for the Permitted Encumbrances as defined hereinbelow, Seller owns all of the Purchased Assets free and clear of all liens, claims, encumbrances and other restrictions or limitations of any kind whatsoever affecting the ability to use or transfer the Purchased Assets; and, except for the Permitted Encumbrances, all such liens, claims, encumbrances or other restrictions or limitations shall be fully released and canceled at the Closing. The term "Permitted Encumbrances" means and includes: (i) as to any of the Purchased Assets covered by a lease identified among the Assumed Contracts, the terms and conditions set forth in any such Assumed Contract; (ii) liens for ad valorem real and personal property taxes not yet due and payable, (iii) minor imperfections in title and encumbrances, if any, which (x) do not detract from the value of the asset subject thereto, (y) do not interfere with the present or continued use of such asset subject thereto, and (z) have arisen in the ordinary course of the Business, (iv) any requirement that Seller obtain third party consents or approvals identified pursuant to Section 4.2 which Buyer agrees at Closing to waive or relinquish, and (v) those identified on SCHEDULE 4.6 hereto.

         4.7 OWNERSHIP OF SELLER. The Shareholders own beneficially and of record, free and clear of all liens and encumbrances, all of the issued and outstanding capital stock of Seller.

         4.8 ASSETS OWNED. Except for the Retained Assets, the Purchased Assets comprise all of those assets which are used or useful in the operation of the Business in the ordinary course as presently conducted.

         4.9 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.9, Seller has conducted the Business in compliance with all applicable laws, regulations or orders of any jurisdiction or


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governmental authority, including, without limitation, those pertaining to, environmental protection, occupational health or safety, employee benefits, or employment practices. Except as set forth on SCHEDULE 4.9, Seller has all permits, registrations and licenses necessary to conduct the Business, and all of Seller's employees utilized in connection with the Business have obtained all required permits, registrations, and licenses required in connection with their duties rendered on behalf of Seller or the Business. All such permits and licenses are in full force and effect, and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke or limit any of them.

         4.10 NO LITIGATION. Except as set forth on SCHEDULE 4.10, there is no
(a) claim, litigation, investigation or proceeding pending or, to the knowledge of Seller, threatened against Seller; or (b) pending or, to the knowledge of Seller, threatened controversies, grievances or claims by any employee or former employee of Seller with respect to their employment, compensation, benefits or working conditions.

         4.11 CONDITION. Except as set forth on SCHEDULE 4.11, all items of tangible property included among the Purchased Assets (a) are in good operating condition, normal wear and tear excepted, (b ) neither require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and (c) are capable of being used for their intended purposes in the ordinary course of the Business consistent with past practice.

         4.12 TAXES. All tax returns, reports and declarations (hereinafter, collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, Business, income, expenses, net worth and franchises of Seller have been timely filed by either Seller or the Shareholders. All taxes, assessments, levies, duties, tariffs and related fees, penalties or interest due from Seller or Shareholders in connection with the Business ("Taxes") have been paid by either Seller or the Shareholders, other than taxes which are not yet due or which, if due, are not yet delinquent or are being contested in good faith, and for which in all cases reserves have been established on the March Balance Sheet. There are no Tax claims, audits or proceedings pending in connection with the properties, Business, income, expenses, net worth and franchises of Seller, and, to the knowledge of Seller, there are no such threatened claims, audits or proceedings.

         4.13 EMPLOYEE BENEFITS. All employee benefit plans (as such term is defined in Section 3(3) of ERISA) and all other employee benefit programs or arrangements of any type (collectively, the "Plans") maintained by Seller or to which Seller contributes are listed on SCHEDULE 4.13, and, except as disclosed on said SCHEDULE 4.13, such Plans comply, in all material respects, with all applicable provisions of any laws, rules or regulations, including, without limitation, the Internal Revenue Code of 1986, as amended ("Code") and ERISA, and have so complied during all prior periods during which any such provisions are applicable. Except as disclosed on said SCHEDULE 4.13, Seller (i) has complied in all material respects with the provisions of ERISA applicable to Seller as an employer, plan sponsor, plan administrator or fiduciary of any such Plan, (ii) has administered the Plans in accordance with their terms and (iii)


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with respect to any Plan maintained by Seller or to which Seller contributes, has made all contributions required of it by any law (including, without limitation, ERISA) or contract and no unfunded liability exists with respect to any Plan.

         4.14 CUSTOMERS. Except as set forth on SCHEDULE 4.14, no customer of the Business accounting for more than Three Hundred Thousand Dollars ($300,000) in revenues during 1997 has canceled or otherwise terminated, or, to the knowledge of Seller, made any threat to cancel or otherwise terminate, its relationship with Seller or to materially decrease its purchases from Seller.

         4.15 CONTRACTS. Except as set forth on SCHEDULE 4.15, neither Seller nor, to the knowledge of Seller, any other party to any Assigned Contract set forth on SCHEDULE 4.15 has breached any obligation under any such Assigned Contract.

         4.16 CONFLICTS. Except as set forth on SCHEDULE 4.16, neither the Shareholders, nor any other person or entity controlled by or under common control with Seller or the Shareholders, has any direct or indirect interest in any business enterprise which does business with Seller or competes with Seller in any manner.

         4.17 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth on
SCHEDULE 4.17, Seller and Shareholders have not, and to the knowledge of Seller no employee or agent of Seller, or any other person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the Purchased Assets or the Business, or (iii) if not continued in the future, might adversely affect the Purchased Assets, the Business or the prospects of the Business.

         4.18 BROKERS AND FINDERS. Except as set forth on SCHEDULE 4.18, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller or the Shareholders in bringing about the transactions contemplated herein, rendered any services with respect hereto, or been in any way involved herewith.

         4.19 INVESTMENT MATTERS. Seller is acquiring the New Horizons Stock for investment purposes, for its own account and not with a view to distribution or resale thereof or to divide its participation with others; provided, however, Seller may elect to transfer the New Horizons Stock to the Shareholders, each of whom hereby confirms that he will thereby acquire the New Horizons Stock for investment purposes, for his own account and not with a view to distribution or resale thereof or to divide his participation with others. Seller is an "accredited investor" as defined in Regulation D, 17 C.F.R. Section 230.501(a), under the Securities Act of 1933, as amended (the "Act"). Seller and each of the Shareholders have knowledge and experience in financial and business matters such that they are capable of evaluating the merits and risks of an investment in the New Horizons Stock. Seller and the Shareholders acknowledge that they have received and have reviewed (a) New Horizons' Proxy Statement dated April 9, 1998, (b) New Horizons'

Annual Report on Form 10-K for the year ended December 31, 1997, and (c) all other material and relevant information concerning New Horizons, which New Horizons has furnished in accordance with the rules of the Securities and Exchange Commission ("SEC"), and have had the opportunity to ask questions of, receive answers from and obtain additional information from New Horizons concerning the business and financial condition of New Horizons.

             Seller and the Shareholders understand, acknowledge and agree that, except as otherwise provided in Sections 9.5 and 9.6 of this Agreement: (i) none of the New Horizons Stock will be registered under the Act and that all of the New Horizons Stock will constitute "restricted securities" as defined in Rule 144 under the Act; (ii) the New Horizons Stock must be held indefinitely unless it is registered under the Act or an exemption from registration is available;
(iii) neither New Horizons nor Buyer is under any obligation or has made any commitment to provide any such registration or to take such steps as are necessary to permit sale without registration pursuant to Rule 144 under the Act or otherwise; (iv) at such time as the New Horizons Stock may be disposed of in routine sales without registration in reliance on Rule 144 under the Act, such disposition can be made only in limited amounts in accordance with all of the terms and conditions of Rule 144; (v) if the Rule 144 exemption is not available, compliance with some other exemption from registration will be required; (vi) all certificates evidencing the New Horizons Stock will bear an appropriate legend concerning restrictions on transfer; and (vii) the transfer agent and registrar of Buyer will be advised by appropriate "stop-transfer" instructions of the foregoing restrictions and instructed to advise Buyer of any proposed transfer of certificate(s) evidencing the New Horizons Stock.

         4.20 SOFTWARE NON-INFRINGEMENT.

             (a) Except as set forth below in Section 4.20(b), all software used in connection with the Business has been developed by third parties and licensed to the Business by such third parties ("Third Party Software") pursuant to valid license agreements, which agreements are fully paid and in full force and effect. Seller is not aware of any pending or threatened claims against or demands upon Seller or Shareholders alleging that the Third Party Software infringes upon the rights of any third party.

             (b) Seller utilizes student evaluation software ("Owned Software") which was developed by employees of Seller's affiliated company, New Horizons Computer Learning Center of Nashville, Inc. ("Nashville Affiliate"). To the best of Seller's knowledge the Owned Software is owned by the Nashville Affiliate and Seller has the right to use the same with the approval of the Nashville Affiliate without the payment to any other person of any royalty or other sums.

         4.21 NO MISREPRESENTATIONS. No representation or warranty made by Seller or the Shareholders in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered to Buyer contains any untrue statement of a material fact or omits to state a fact necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents included in the Exhibits or Schedules hereto are complete and accurate copies of such documents.

         4.22 KNOWLEDGE DEFINED. For purposes of this Section 4, "to the knowledge of Seller" or words of similar import shall mean (i) the actual knowledge of any Shareholder or any executive officer (including, but not limited to, Seller's Chief Executive Officer, Chief Operating Officer, President, or Secretary) or member of the board of directors of Seller, and (ii) the knowledge any of such persons would have had after making a reasonable investigation and review of Seller's books and records and other relevant documentation.


5. REPRESENTATIONS AND WARRANTIES OF BUYER AND NEW HORIZONS.

         Buyer and New Horizons jointly and severally represent and warrant to Seller and the Shareholders as follows:

         5.1 ORGANIZATION AND AUTHORITY. Buyer and New Horizons are validly existing corporations in good standing under the laws of the State of Delaware, and have full corporate power and authority to execute, deliver and perform this Agreement. This Agreement and the transactions contemplated by this Agreement, have been authorized by all necessary corporate action of Buyer and New Horizons. This Agreement has been duly executed and delivered by Buyer and New Horizons and constitutes the legal, valid and binding obligation of Buyer and New Horizons, enforceable against Buyer and New Horizons in accordance with its terms.

         5.2 NO CONSENTS OR CONFLICTS. No consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer or New Horizons. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyer or New Horizons in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Buyer, (ii) any material agreement to which Buyer or New Horizons is a party or by which either of them is bound, or (iii) any provision of the Articles of Incorporation or the By-Laws of Buyer or New Horizons.

         5.3 ACCURACY OF PUBLIC DISCLOSURES. Buyer and New Horizons have previously furnished to Seller and the Shareholders New Horizons' (a) Proxy Statement dated April 9, 1998, (b) Annual Report on Form 10-K for the year ended December 31, 1997, and (c) all other material and relevant information concerning New Horizons. As of their respective dates such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.4 NEW HORIZONS STOCK. The shares of New Horizons Stock issued or to be issued pursuant to this Agreement have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

         5.5 BROKERS AND FINDERS. No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Buyer in bringing about the transactions contemplated herein, rendered any services with respect thereto or been in any way involved therewith, except The Nassau Group, Inc., the fees and expenses of which shall be borne exclusively by Buyer and New Horizons.

         5.6 LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Buyer or New Horizons, threatened before any court, arbitrator or governmental or regulatory agency, which seek to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.


6.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of the parties set forth in Sections 4 and 5 hereof will survive the Closing, regardless of any investigation made by any party hereto, for a period of eighteen (18) months from the Closing Date, except that the representations and warranties contained in Sections 4.1, 4.2, 4.6, 4.7, 4.9, 4.12, 4.13, 4.19, 5.1, 5.2, 5.4 and 5.5 will survive for the applicable statute of limitations (including extensions).


7.       CLOSING.

         The consummation of the transactions contemplated by this Agreement (the "Closing") will take place simultaneously with the execution and delivery of this Agreement by all of the parties hereto as of the date hereof (the "Closing Date"), at the offices of Seller's counsel or at such other place or in such other manner as the parties may agree in writing, and shall be effective as of the close of business on such date.

         7.1 SELLER'S CLOSING DELIVERIES. Shareholders and Seller shall deliver or cause to be delivered the following items in connection with the Closing, each of which shall be in form and substance acceptable to Buyer and its counsel:

             (a) CONSENTS. The consent to the transactions contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Seller or Shareholders;

             (b) BOARD AND SHAREHOLDER APPROVAL. Certified copies of the resolutions of Seller's Board of Directors and Shareholders approving the consummation of the transactions contemplated by this Agreement;

             (c) TRANSFER INSTRUMENTS. Bills of sale, assignments and other transfer instruments sufficient to convey, transfer, and assign to Buyer, and to effectively and legally vest in Buyer, all of Seller's right, title and interest in and to the Purchased Assets;

             (d) FRANCHISE AGREEMENT. A written cancellation of and waiver of claims by Seller under Seller's Franchise Agreement with New Horizons Computer Learning Centers, Inc. (f/k/a New Horizons Franchising, Inc.);

             (e) EMPLOYMENT AGREEMENTS. Employment Agreements between Buyer and each of David Weinstein and Robert J. Hussey, III, substantially in the form and content shown on Exhibits B-1 and B-2 hereto to be effective from and after the Closing Date;

             (f) ESCROW AGREEMENT. The Escrow Agreement provided for in Section 3.1(c);

             (g) NAME CHANGE. An amendment to the articles of incorporation or charter of Seller changing its name so as to exclude therefrom any reference to the name "New Horizons," "New Horizons Computer Learning Center" and all variations thereof, which amendment the Buyer may cause to be recorded in all public offices wherein same is required to effect a change in the name of the Seller; and

             (h) OTHER DELIVERIES. Such other instruments and documents as may be reasonably required of Seller or Shareholders in order to give effect to the transactions contemplated by this Agreement.

         7.2 BUYER'S CLOSING DELIVERIES. New Horizons and Buyer shall deliver or cause to be delivered the following items in connection with the Closing, each of which shall be in form and substance acceptable to Seller, Shareholders and their counsel.

             (a) EMPLOYMENT AGREEMENTS. Employment Agreements between Buyer and each of David Weinstein and Robert J. Hussey, III, substantially in the form and content shown on Exhibits B-1 and B-2 hereto to be effective from and after the Closing Date, with the Buyer's obligations to pay compensation guaranteed by New Horizons;

             (b) CONSENTS. The consent to the transactions contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Buyer or New Horizons;

             (c) BOARD APPROVALS. Certified copies of the resolutions of the Board of Directors of Buyer and New Horizons approving the consummation of the transactions contemplated by this Agreement;

             (d) PURCHASE PRICE. The shares of New Horizons Stock provided for in Section 3.1(a), and the cash consideration provided for in Sections 3.1(b) and 3.1(c);

             (e) ASSUMPTION AGREEMENT. The agreement of Buyer and New Horizons to assume, and to pay, perform and abide by, all obligations comprising the Assumed Liabilities;

             (f) ESCROW AGREEMENT. The Escrow Agreement provided for in Section 3.1(c);

and

             (g) OTHER DELIVERIES. Such other instruments and documents as may be reasonably required of Buyer or New Horizons in order to give effect to the transactions contemplated by this Agreement.

         7.3 ADDITIONAL ACTS OF THE PARTIES. In addition to the foregoing matters, at the Closing the parties shall do the following:

             (a) SERVICES AND COST-SHARING AGREEMENT. The parties shall enter into an agreement delineating the services and charges to be provided after the Closing by and among each of the Other Franchisees (as defined in Section 9.7 hereof), the Buyer and the owner of the New Horizons franchise located in Nashville, Tennessee.

             (b) PREMISES LEASE. New Horizons will execute an unconditional guaranty of payment and performance by the Buyer of obligations undertaken by the Buyer to be paid, performed or observed pursuant to the terms of the real estate and building lease applicable to the premises operated by Seller and located on American Way, Memphis, Tennessee.


8.       RESTRICTIVE COVENANTS

         8.1 CONFIDENTIALITY. Without the prior written consent of Buyer, Seller and Shareholders shall at all times hold in strictest confidence the terms of this Agreement and any and all non-public information concerning the Business, Buyer or any of Buyer's affiliated companies except to the extent disclosure of such information is required by legal process or applicable law (in which case, if the disclosure is required in connection with a judicial or quasi- judicial proceeding, Seller and Shareholders shall notify Buyer thereof and give Buyer an opportunity to oppose such disclosure) or in connection with a proceeding arising out of or relating to this Agreement.

         8.2 NON-COMPETITION. Seller and Shareholders shall not, for a period of five (5) years following the Closing, without the prior written consent of Buyer, engage or invest, directly or indirectly, in any form of business activity or organization that is competitive with the Business in any area where Buyer, any affiliate of Buyer, including New Horizons Computer Learning Centers, Inc., or any franchisee of Buyer or any affiliate of Buyer has conducted such business; provided, however, that any of Seller or the Shareholders (or any entity in which Shareholders, directly or indirectly, own an interest) may, without regard to location, (A) own, directly or indirectly, securities of any publicly traded enterprise which do not represent a beneficial ownership of more than five percent (5%) of any class of securities of such enterprise, (B) own and operate any business which is a franchisee or licensee of Buyer or of any affiliate of Buyer (including New Horizons Computer Learning Centers, Inc.) and
(C) own and operate businesses of the character now conducted by the Shareholder Affiliates as described on SCHEDULE 8.2 hereto.

         8.3 NON-INTERFERENCE.

             (a) BY SELLER AND SHAREHOLDERS. Seller and Shareholders shall not, for a period of five (5) years following the Closing, without the prior written consent of Buyer, directly or indirectly induce or attempt to induce any employee, agent, consultant, representative, supplier, or customer of Buyer or any of its affiliated companies to terminate its relationship with Buyer or such affiliate, or otherwise interfere with a relationship between Buyer or such an affiliate and any of their employees, agents, consultants, representatives, suppliers, or customers. Notwithstanding the foregoing, the contemporaneous employment of David Weinstein and Robert J. Hussey, III by Buyer (or its affiliates) and the Shareholder Affiliates or any entity hereafter organized for purposes of owning and/or operating businesses of a character permitted to be owned and operated under Subsections (B) and (C) of Section 8.2 shall not be deemed in contravention hereof.

             (b) BY BUYER, NEW HORIZONS AND THEIR AFFILIATES. Buyer and New Horizons shall not, and shall not permit any of their affiliates, for a period of five (5) years following the Closing, without the prior written consent of the Shareholders, to directly or indirectly induce or attempt to induce any employee, agent, consultant, representative, supplier, or customer of the businesses owned by the Shareholders which are conducted as a franchisee of New Horizons Computer Learning Centers, Inc. to terminate its relationship with any such franchisee, or otherwise interfere with a relationship between such franchisee and any of their employees, agents, consultants, representatives, suppliers, or customers.

         8.4 ADEQUATE CONSIDERATION. Seller and Shareholders acknowledge and agree that the obligations of Buyer hereunder constitute adequate consideration for their obligations under this Section 8.

         8.5 REMEDIES. Seller and Shareholders acknowledge that a breach of any of the provisions of this Section 8 will result in irreparable damage to Buyer for which there will be no adequate remedy at law, and agree that Buyer, in addition to its rights at law, will be entitled to injunctive and other equitable relief to enforce such provisions, without having to post any bond.

         8.6 REFORMATION. In the event any provision of this Section 8 shall be determined to be unenforceable or invalid, such provision shall be enforceable in part to the fullest extent permitted by law, such invalidity or unenforceability shall not otherwise affect any other provision of this Agreement or any similar agreement, and this Agreement shall otherwise remain in full force and effect.

         8.7 TERMINATION OF RESTRICTIONS. In the event that Buyer or New Horizons should fail to make any Earn Out Payments required as set forth in
Section 3.3 hereof, then Seller and the Shareholders shall be relieved of their obligations with respect to their undertakings set forth in Section 8.2 or 8.3(a) hereof. In addition, in the event that Buyer or New Horizons should terminate the employment of either of David Weinstein or Robert J. Hussey, III without Cause

(as defined in their respective Employment Agreements) then either David Weinstein or Robert J. Hussey, III as the case may be, shall be relieved of any further obligations or liabilities with respect to their undertakings set forth in Section 8.2 or 8.3(a) hereof.


9.       POST-CLOSING AGREEMENTS; FURTHER ASSURANCES

         9.1 LICENSES AND PERMITS. As of the Closing, Buyer may not have all required licenses, permits and other governmental or vendor authorizations necessary for it to take title to all of the Purchased Assets and to hereafter operate all aspects of the Business. Seller agrees to cooperate with Buyer in timely obtaining such licenses, permits and other governmental and vendor authorizations, and further agrees that Buyer may operate the Business under the authority of any of Seller's licenses, permits or other governmental authorizations of the type that Buyer has not yet obtained, PROVIDED, that such operation does not violate applicable laws or regulations, and that Buyer and New Horizons jointly and severally indemnify and hold Seller harmless against any and all costs, liability, loss, damage or deficiency resulting from Seller's performance of these obligations.

         9.2 FURTHER ASSURANCES. The parties hereto agree to execute and deliver to any other party any and all documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be necessary or appropriate to carry out or evidence the transactions contemplated by this Agreement, whether before, at or after the Closing. Except as otherwise provided in transfer documents executed in connection with the Closing hereunder, this Agreement will not constitute an agreement to assign any contract or claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller and the Shareholders shall use their best efforts to obtain the consent of the other party to any of the foregoing contracts or claims to the assignment thereof to Buyer in all cases that such consent is required for assignment or transfer.

         9.3 EMPLOYEES OF SELLER; "COBRA" NOTICES.

             (a) NOTIFICATIONS. Seller shall, within fourteen (14) days after the Closing Date, provide such notices of continuation health coverage as are required to be provided to any of Seller's employees, former employees, or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code, in such form as Seller and Buyer shall jointly prepare consistent with applicable law;

             (b) OFFER OF EMPLOYMENT. Without committing to future employment or compensation and benefit levels, such employees designated by David Weinstein as being qualified will be offered employment at will with the Buyer at its operations in Memphis, Tennessee with compensation and benefits initially consistent with those presently provided such persons by Seller, except for the "match" contributed by Seller for the accounts of Seller's employees who participate in Seller's 401(k) Plan. Further, for purposes of determining such employees' vacation benefits, and vesting under any employee benefits plans (to the extent permitted by the terms of any such plans) such persons shall be entitled to prior service credit for the time of their employment with Seller.

         9.4 OPERATION OF THE BUSINESS BY BUYER. During the period commencing on the Closing Date and ending upon payment of the last Earn-Out Payment contemplated by Section 3.3, Buyer covenants and agrees as follows:

             (a) Buyer shall cause separate and distinct books and records for the Business to be maintained and for the Business to be continued in Memphis, Tennessee. Except as provided for in Section 9.5 below, the only business in which Buyer shall engage is the operation of the Business and the operation of any other business acquired from any "New Horizons Computer Learning Center" licensee which is owned by the Shareholders.

             (b) Buyer shall deliver or cause to be delivered to Shareholders within twenty (20) days after the end of each calendar month copies of the balance sheet of the Business as of that date and of the statements of income for the year-to-date then ended. Further, within ninety (90) days following the end of each fiscal year following the Closing, Buyer shall deliver or cause to be delivered to Shareholders the unaudited financial statements of the Buyer, together with a certification of Buyer's chief financial officer that the EBIT derived by Buyer from the Business in accordance with the requirements of this Agreement.

             (c) Other than as prohibited in the computation of EBIT, all charges to the Business for services provided by any of the Buyer, New Horizons or any of their affiliates shall be at prices and on terms no less favorable to the Business than those obtainable from third parties.

             (d) Buyer acknowledges that a material inducement to Seller and Shareholders is the undertaking of Buyer to retain the services of David Weinstein and Robert J. Hussey, III for and during the period of the Earn-Out as set forth in Section 3.3 of this Agreement. The purpose hereof is to give Seller and Shareholders assurance that decisions affecting the Business, as conducted by Buyer, will, to the extent practicable and otherwise compatible with Buyers and New Horizon's operations and strategic plans, be reflective of the business philosophy and judgment possessed by David Weinstein and Robert J. Hussey, III. Accordingly, while Seller and Shareholders recognize and agree that Buyer possesses ultimate authority to direct the Business, Buyer agrees that it will direct and operate the Business with a view to developing a consensus with such persons on matters which materially affect the Business, its earnings and prospects. While the Buyer retains authority to discharge and regulate compensation of employees who are not covered by employment agreements, neither Buyer nor New Horizons shall, nor shall permit any of their affiliates to, relocate to other operations conducted by such persons any of the persons employed in connection with the Business unless David Weinstein and Robert J. Hussey, III shall approve thereof.

         9.5 DISPOSITION OF NEW HORIZONS STOCK. Seller and Shareholders agree that, except for a transfer of the New Horizons Stock by Seller to the Shareholders, as contemplated in Section 4.19 of this Agreement, they will not sell, transfer, pledge or otherwise dispose of the New Horizons Stock prior to the expiration of the twenty-four (24) month period following the Closing; provided, however, that Seller and each Shareholder may sell, transfer or otherwise dispose of up to fifty percent (50%) of the shares of New Horizons Stock received hereunder after that date which is twelve (12) months following the Closing. In connection with any such permitted disposition, New Horizons agrees to provide the Seller and each Shareholder with such information, and to make or cause to be made such filings, as may be required in order to enable such Seller or Shareholder to dispose of the New Horizons Stock pursuant to the Rule 144 exemption promulgated pursuant to the Act.

         9.6 REGISTRATION RIGHTS.

             9.6.1 REGISTRATION RIGHTS. Subject to the limitations set forth in
Section 9.6.2 hereof, in the event that (i) New Horizons files or causes to be filed a registration statement ("Registration Statement") under the Securities Act in connection with the proposed offer and sale for cash by it, or by Curtis Lee Smith, Jr. and Stuart O. Smith, of shares of New Horizons Stock (the "Registration"), other than a registration on Form S-4 or Form S-8 promulgated under the Securities Act or any successor or similar form, and (ii) the sale of the New Horizons Stock issued to the Shareholders remains restricted pursuant to Rule 144 of the Securities Act, or by the terms of this Agreement, New Horizons will give written notice of its or their intention to effect the Registration to each of the Shareholders. Upon written request from any one or more of the Shareholders to New Horizons within 15 days after the mailing of any such notice from New Horizons regarding the Registration, New Horizons shall use its best efforts to cause the shares of New Horizons Stock as to which such registration has been requested to be included in the Registration. For purposes of this Agreement, and subject to New Horizon's rights under Subsection 9.6.2 hereof, New Horizons shall be deemed to have used its best efforts to satisfy its obligations under this Section 9.6 if it: (i) prepares and files with the Securities and Exchange Commission a Registration Statement with respect to the New Horizons Stock for which registration has been properly requested and to use its best efforts to cause such Registration Statement to become and remain effective for such period as may be necessary to permit the Shareholders to dispose of the shares of New Horizons Stock covered thereby; provided, however, that New Horizons not need file any such Registration Statement (or cause same to become or remain effective) after the date that such shares of New Horizons Stock are freely tradable without restriction under the Act by the Shareholders pursuant to Rule 144(k) promulgated thereunder and under the terms of this Agreement (the "Registration Expiration Date") (ii) prepares and files with the Securities and Exchange Commission such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by the Registration Statement, (iii) furnishes to the Shareholders such numbers of copies of a prospectus in conformity with the requirements of the Act, and such other documents as the Shareholders may reasonably request in order to facilitate the disposition of the New Horizons Stock owned by the Shareholders; and (iv) uses its best efforts to register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky law of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the Registration Statement, provided that New Horizons shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions. Nothing contained herein shall be construed to confer any rights upon the Shareholders to make an underwritten offering of their New Horizons Stock or to include their New Horizons Stock in any registration statement that includes securities to be issued by New Horizons for its own account that does not include shares of New Horizons Stock.

             9.6.2 LIMITATIONS ON REGISTRATION RIGHTS. Notwithstanding the provisions of Subsection 9.6.1 of this Agreement: (i) the maximum number of shares of New Horizons Stock that may be included in any Registration Statement shall be determined by New Horizons, in its reasonable discretion; (ii) New Horizons shall not be obligated to include the Shareholders in more than two Registrations pursuant to this Agreement; and (iii) New Horizons may postpone for up to six months the filing or effectiveness of any Registration Statement if (A) New Horizons determines, in its reasonable discretion, that such registration would have an adverse effect upon any pending or proposed transaction which is or may become material to New Horizons and its subsidiaries and affiliates, taken as a whole, (B) in order to complete any registration, distribution or lock-up period in connection with any underwritten offering of any of New Horizons' securities, or (C) if consistent with New Horizon's business purposes, to delay the disclosure to the public of any material event.

             9.6.3 LOCK-UP AGREEMENTS. The Shareholders agree that, if New Horizons or the managing underwriter(s) of any underwritten offering of New Horizons' securities so requests, the Shareholders will not, without the prior written consent of New Horizons or such underwriter(s), effect any sale, transfer or other disposition of any of the shares of New Horizons Stock, including sales pursuant to a Registration Statement or under Rule 144, during the 10-day period prior to, and during the 180-day period commencing on, the effective date of such underwritten registration (or during such shorter period or periods as such underwriter(s) may in writing permit).

             9.6.4 SHAREHOLDER'S OBLIGATION TO FURNISH INFORMATION. It shall be a condition precedent to the obligations of New Horizons to take any action pursuant to Subsection 9.6.1 hereof that the Shareholders shall furnish to New Horizons such information regarding the Shareholders, the New Horizons Stock held by them, and the intended method of disposition of such securities as New Horizons shall reasonably request and as shall be required in connection with the actions to be taken by New Horizons.

             9.6.5 EXPENSES OF REGISTRATION. All expenses incurred in connection with the Registrations pursuant to Subsection 9.6.1 (excluding underwriters' discounts and commissions and brokerage or dealer commissions), including without limitation all registration and qualification fees, costs of complying with applicable blue sky and other securities laws, printers' and accounting fees, and fees and disbursements of counsel for New Horizons shall be borne by New Horizons; provided, however, that New Horizons shall not be required to pay for any such expenses if the Shareholders subsequently withdraw the New Horizons Stock from said

Registration.

             9.6.6 DELAY OF REGISTRATION. The Shareholders shall not have any right to take any action to restrain, enjoin or otherwise delay the Registration Statement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 9.6.

             9.6.7 INDEMNIFICATION. If any shares of New Horizons Stock owned by the Shareholders are included in a registration statement under this Section 9.6:

                   9.6.7.1 INDEMNIFICATION OF SHAREHOLDERS. To the extent permitted by law, New Horizons will indemnify and hold harmless the Shareholders requesting or joining in the Registration Statement against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such Registration Statement, including any prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of any violation by New Horizons of any rule or regulation promulgated under the Act applicable to New Horizons and relating to action or inaction required by New Horizons in connection with any such registration; and will reimburse the Shareholders for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Subsection
9.6.7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of New Horizons (which consent shall not be unreasonably withheld) nor shall New Horizons be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, any prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Shareholders. It is expressly understood among the parties to this Agreement that in no event shall New Horizons be obligated to agree to indemnify, in any respect, any underwriter, broker, dealer or other entity or person effecting the sale, purchasing or otherwise distributing any of the New Horizons Stock.

                   9.6.7.2 INDEMNIFICATION OF NEW HORIZONS. To the extent permitted by law, the Shareholders will indemnify and hold harmless New Horizons, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls New Horizons within the meaning of the Act, and each agent for New Horizons (within the meaning of the Act) against any losses, claims, damages or liabilities to which New Horizons or any such directors, officer, controlling person or agent may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including any prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omissions or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, prospectus, or amendments or supplements thereof, in reliance upon and in conformity with written information furnished by the Shareholders for use in connection with such registration; and the Shareholders will reimburse any legal or other expenses reasonably incurred by New Horizons or any such director, officer, controlling person or agent in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Subsection 9.6.7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Shareholders (which consent shall not be unreasonably withheld).

             9.6.8 TRANSFER OF REGISTRATION RIGHTS. The registration rights of the Shareholders under this Section 9.6 may not be transferred to any third party, except that such rights may be transferred to an estate, trust, or heir, upon the death of a Shareholder.

             9.6.9 REPORTS UNDER EXCHANGE ACT. With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the Securities and Exchange Commission that may at any time permit the Shareholders to sell securities of New Horizons to the public without registration, New Horizons agrees to use its best efforts to (i) make and keep public information available, as those terms are understood and defined in Rule 144, (ii) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of New Horizons under the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and
(iii) furnish to each Shareholder, so long as such Shareholder owns any of the New Horizons Stock, a written statement by New Horizons that it has complied with the reporting requirements of Rule 144 and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of New Horizons, and such other reports and documents so filed by New Horizons as may be reasonably requested in availing the Shareholder of any rule or regulation of the Securities and Exchange Commission permitting the selling of any such securities without registration.

             9.7 "PUT" AGREEMENT. The Shareholder Affiliates operating in Columbus, Ohio and in Indianapolis, Indiana are franchisees and licensees of New Horizons Computer Learning Centers, Inc. (herein, the "Other Franchisees"). In the event that, Buyer or New Horizons should take any action which materially increases the job responsibilities and time commitments of either of David Weinstein or Robert J. Hussey, III under their respective Employment Agreements contemplated by Sections 7.1 and 7.2 hereof (herein, the "Put Condition"), then the Shareholders will have the right to require New Horizons to purchase the business assets and liabilities of the Other Franchisees (herein, the "Put Option"); provided the Shareholder Affiliates own and operate the Other Franchises at that time.

                 (a) MANNER OF EXERCISE. If the Shareholders determine that the Put

Condition has occurred, written notice thereof shall be given to New Horizons. If, within twenty (20) days after receipt of such notice (herein, the "effective date of exercise of the Put Option"), New Horizons has not taken steps to cause the Put Condition to be negated, stating with such particularity as the circumstances permit the steps taken in that regard, then new Horizons shall be obligated to purchase, and the Other Franchisees will be obligated to sell, the business assets and liabilities of such organizations.

                 (b) ASSETS AND LIABILITIES CONVEYED. The term "business assets and liabilities" shall mean (i) all of the assets, properties and rights of the Other Franchisees which are of the character comprising the Purchased Assets; and (ii) all of the obligations, commitments and liabilities which are of the character comprising the Assumed Liabilities.

                 (c) TERMS AND AGREEMENTS. New Horizons and the Shareholders will effect such conveyances and assumptions on terms substantially identical to those provided for in this Agreement, modified as required by the provisions of this Section 9.7, the identity and nature of the Other Franchisees (as the sellers) and New Horizons (as the buyer), and any circumstances peculiar to the Other Franchisees. The parties shall execute an Asset Purchase Agreement of such tenor as soon as practicable following the effective date of exercise of the Put Option; and, within 30 days thereafter, shall consummate the transactions provided for therein.

                 (d) PURCHASE PRICE. The purchase price payable to each of the Other Franchisees shall be computed and paid in the same manner as is the Purchase Price provided for in this Agreement; except however:

                     (i) In lieu of the Closing Payment provided for in Section
3.1 hereof, there shall be paid at closing a consideration equal to the product of multiplying six (6) times the Other Franchisees' EBIT (computed as provided in Section 3.3 of this Agreement) for the twelve month period ending as of the end of the calendar month preceding the effective date of exercise of the Put Option. The amount of such closing payment shall be paid fifty percent (50%) in current funds and fifty percent (50%) in shares of New Horizons Stock. The number of shares of New Horizons Stock shall be the quotient derived from dividing (x) fifth percent (50%) of the closing payment by (y) the average closing price per share of New Horizons Stock for the 30 trading days preceding the closing of the transaction.

                     (ii) The adjustment provided for in Section 3.2 of this Agreement shall be based on a Net Working Capital and Net Worth which are as set forth in the balance sheets of the Other Franchisees as of the end of the 12-month period on which is based the calculation of EBIT.


10.      INDEMNIFICATION

         10.1 INDEMNITY BY SELLER AND SHAREHOLDERS. Seller and the Shareholders jointly and severally agree to indemnify and hold Buyer and New Horizons harmless from and against (a) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Seller or the Shareholders herein, (b) any claim (including, without limitation, under any bulk transfer or similar laws) by a third party against Buyer or New Horizons with respect to any Retained Liabilities ("Third Party Claim"), and (c) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing. Unless otherwise agreed in writing by Buyer or New Horizons, all amounts payable by Seller or Shareholders pursuant to this Section 10.1 shall be payable in cash; provided that Seller and Shareholders may tender a combination of cash and shares of New Horizons Stock proportionate to the portion of the Purchase Price which each comprises (with any shares of New Horizons Stock valued for such purposes at the average closing price of such shares for the thirty (30) trading days preceding the date of their tender to the Buyer or New Horizons).

         10.2 INDEMNITY BY BUYER AND NEW HORIZONS. Buyer and New Horizons jointly and severally agree to indemnify and hold Seller and the Shareholders harmless from and against (a) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Buyer or New Horizons herein, (b) any claim by a third party upon Seller or any Shareholder with respect to any Assumed Liabilities ("Third Party Claim"), and
(c) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing. Unless otherwise agreed in writing by all of the Shareholders, all amounts payable by Buyer or New Horizons pursuant to this Section 10.2 shall be payable in cash.

         10.3 THIRD PARTY CLAIMS. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought prompt written notice thereof. A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay.

              (a) DEFENSE OF CLAIM. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages and the party from whom indemnity is sought (i) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and (ii) furnishes satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity, in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim.

              (b) AUTHORITY TO SETTLE. The party entitled to control the defense of the Third Party Claim as set forth above shall have complete authority to effect a settlement for monetary damages, and any such settlement or judgment entered in any proceeding resulting from such

Third Party Claim shall be deemed to have been consented to by, and shall be binding on, the parties hereto; provided that (i) such settlement shall not prejudice the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement, and (ii) if the party from whom indemnity is sought has assumed control of the defense of such a proceeding or claim and has effected a settlement thereof, then such settlement shall not be binding on the party asserting such right to indemnity unless (aa) such party asserting the right to indemnity has consented to such settlement or
(bb) such settlement includes as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

         10.4 LIMITATIONS ON INDEMNIFICATION

              (a) THRESHOLD AMOUNT. Notwithstanding the provisions of Section
10.1 hereof, any claim or claims for indemnity against the Seller or any Shareholder resulting from or arising out of any inaccuracy in or breach of any representation or warranty given by Seller or Shareholders hereunder (other than those arising solely as a result of the inaccuracy in any representations and warranties provided for in Sections 4.6 or 4.12) shall not be actionable until the aggregate loss incurred by Buyer or New Horizons shall with respect to all such claims exceeds Twenty-Five Thousand Dollars ($25,000) and then only to the extent the loss arising from any claim or claims exceeds such amount.

              (b) LIMITATIONS ON AMOUNT. Absent actual fraud, the Seller and Shareholders will not be liable to Buyer or New Horizons (or their successors and assigns) in respect to any loss, cost, damage or expense resulting from or arising out of any inaccuracy in or breach of any representation or warranty given by Seller or Shareholders hereunder, for an amount which, in the aggregate, exceeds fifty percent (50%) of the amount of the Purchase Price.


11.      MISCELLANEOUS

         11.1 AMENDMENTS; BINDING EFFECT. This Agreement (including each Schedule and Exhibit hereto) may not be amended or modified except by a document in writing signed by all parties hereto. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of each of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Buyer may assign this Agreement and its rights, interests and obligations hereunder to its parent companies or to any of its wholly-owned subsidiaries or affiliates without the prior written consent of the other parties hereto (provided that such assignment shall not relieve Buyer or the assignees from the obligations undertaken herein, including those set forth in Section 9.4 hereof). In the event of any permitted assignment, the parties hereto shall not be relieved from any undertakings set forth herein or arising pursuant hereto.

         11.2 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be effectively served and delivered (a) when delivered to the person entitled to such notice at the address of such person provided for herein; (b) when given by facsimile (with confirmation of receipt and a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service providing overnight delivery; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested to the appropriate party at the address (or such other address for a party as shall be specified by notice given pursuant hereto) for such person shown on SCHEDULE 11.2 hereto.

         11.3 ENTIRE AGREEMENT. This Agreement, together with each Schedule and Exhibit hereto, sets forth the exclusive statement of the agreement among the parties concerning the subject matter hereof, and there are no agreements or understandings between or among any of the parties hereto concerning such subject matter other than as set forth herein. All prior written or verbal agreements are merged herein.

         11.4 HEADINGS. The headings to the various provisions of this Agreement are for reference purposes only and shall not be construed as affecting the meaning or interpretation of this Agreement.

         11.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

         11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to any conflict of laws provisions.

         11.7 COSTS OF DISPUTE RESOLUTION. Subject to the provisions of 3.2(c) hereof, in the event any party hereto shall initiate any suit, action or other legal proceeding to declare or enforce any right created by or pursuant to this Agreement, the prevailing party (as determined by court order or decision) shall be entitled to recover from the other party to such proceeding the prevailing party's reasonable out-of-pocket costs and expenses directly resulting therefrom, including, but not limited to, reasonable attorney and accounting fees.

         11.8 PUBLIC ANNOUNCEMENTS. No party hereto shall issue any press release or otherwise make any public statements or announcement with respect to this Agreement or the transactions contemplated hereby, except as may be mutually agreed or as may be required by law (in which event the other parties hereto shall be given an opportunity to review and comment on the content of such announcement). Seller and Shareholders hereby acknowledge that New Horizons must file a Form 8-K with the Securities and Exchange Commission with respect to the transactions contemplated by this Agreement, including a copy of this Agreement, and that the preceding sentence shall not be applicable thereto.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first written above.

"SELLER"                             NEW HORIZONS COMPUTER LEARNING
                                     CENTER OF MEMPHIS, INC.
                                     (Tennessee Corporation)



                                     By: /s/ David Weinstein
                                         ---------------------------------
                                     Title:  President
                                           -------------------------------

"SHAREHOLDERS"


/s/ David Weinstein                         /s/ Stanley Graber
------------------------------------    ----------------------------------------
David Weinstein                         Stanley Graber


/s/ Joes W. Brown                          /s/ Robert J. Hussey
------------------------------------    ----------------------------------------
Joel W. Brown                           Robert J. Hussey III


"BUYER"                              NEW HORIZONS COMPUTER LEARNING
                                     CENTER OF MEMPHIS, INC.
                                     (Delaware Corporation)



                                     By:   /s/ Thomas J. Bresnan
                                         ---------------------------------
                                     Title:
                                           -------------------------------


"NEW HORIZONS"                       NEW HORIZONS WORLDWIDE, INC.



                                     By:  /s/ Thomas J. Bresnan
                                         ---------------------------------
                                     Title: President & Chief Operating Officer
                                           -------------------------------



                                       29